EXHIBIT (a)(5)

NEUBERGER BERMAN REAL ESTATE SECURITIES INCOME FUND INC.

ARTICLES SUPPLEMENTARY

NEUBERGER BERMAN REAL ESTATE SECURITIES INCOME FUND INC., a Maryland corporation (the "Fund"), certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:  (a)  Pursuant to authority expressly vested in the Board of Directors of the Fund by Article Sixth of the charter of the Fund, the Board of Directors has duly divided and reclassified 9,120 authorized and unissued shares of the Fund's common stock, par value $.0001 per share, as follows: 2,280 shares as "Series B Auction Preferred Shares"; 2,280 shares as "Series D Auction Preferred Shares"; 2,280 shares as "Series E Auction Preferred Shares" and. 2,280 shares as "Series F Auction Preferred Shares".

(b) The preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of the Series B, Series D, Series E and Series F Auction Preferred Shares are as set forth in the charter of the Corporation in respect of the Corporation's Series A Auction Preferred Shares, par value $.0001 per share; provided, however, that the Initial Rate Period for the Series B Auction Preferred Shares shall be 5 days, the Initial Rate Period for the Series D Auction Preferred Shares shall be 6 days, the Initial Rate Period for Series E Auction Preferred Shares shall be 7 days and the Initial Rate Period for Series F Auction Preferred Shares shall be 3 days; and provided, further, that the Applicable Rate for the Initial Rate Period for the Series B, Series D, Series E and Series F Auction Preferred Shares, respectively, shall be determined pursuant to a methodology set forth in a resolution of the Board of Directors.
SECOND: The foregoing amendment to the charter of the Corporation does not increase the authorized capital stock of the Corporation.

THIRD: These Articles shall become effective as of 5:00 p.m. EST on March 7, 2008.

IN WITNESS WHEREOF, Neuberger Berman Real Estate Securities Income Fund Inc. has caused these Articles Supplementary to be signed on March 7, 2008 in its name and on its behalf by its President or Vice President and witnessed by its Secretary or Assistant Secretary.

NEUBERGER BERMAN REAL ESTATE SECURITIES INCOME FUND INC.

By:	/s/ Robert Conti
Name: Robert Conti
Title: VP

WITNESS:

/s/ Claudia A. Brandon
Name:  Claudia A. Brandon
Title:     Secretary

The undersigned President or Vice President of Neuberger Berman Real Estate Securities Income Fund Inc., who executed on behalf of the Fund the foregoing Articles Supplementary of which this Certificate is made a part, hereby acknowledges in the name and on behalf of said Fund the foregoing Articles Supplementary to be the corporate act of the Corporation, and states under penalties of perjury that to the best of his knowledge, information and belief the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects.

/s/ Robert Conti
Name: Robert Conti
Title: VP

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